Exhibit 99.2

STEADFAST INCOME REIT, INC.
SHARE REPURCHASE PROGRAM

The share repurchase program (the “Share Repurchase Program”) of Steadfast Income REIT, Inc., a Maryland corporation (the “Company”), may provide an opportunity for the Company’s stockholders to have their shares of common stock repurchased by the Company, subject to certain restrictions and limitations. No shares can be repurchased under the Share Repurchase Program until after the first anniversary of the date of purchase of such shares; provided, however, that this holding period shall not apply to repurchases requested within two years after the death or disability of a stockholder.

The purchase price for shares repurchased under the Share Repurchase Program will be as follows:

Share Purchase Anniversary	Repurchase Price on Repurchase Date(1)
Less than 1 year	No Repurchase Allowed
1 year	92.5% of Estimated Value per Share(4)
2 years	95.0% of Estimated Value per Share(4)
3 years	97.5% of Estimated Value per Share(4)
4 years	100.0% of Estimated Value per Share(4)
In the event of a stockholder’s death or disability(2)	Average Issue Price for Shares(3)
________________

(1)	As adjusted for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock.
(2)
The required one year holding period to be eligible to redeem shares under the Share Repurchase Program does not apply in the event of death or disability of a stockholder. For purposes of the Share Repurchase Program a “disability” means (a) the stockholder has received a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (b) the determination of such disability was made by the governmental agency responsible for reviewing and awarding the disability retirement benefits that the stockholder could be eligible to receive, which the Company refers to as the “applicable governmental agency.” The applicable governmental agencies are limited to the following: (i) the Social Security Administration; (ii) the U.S. Office of Personnel Management with respect to disability benefits under the Civil Service Retirement System (“CSRS”); or (iii) the Veteran’s Administration; and in each case, the agency charged with administering disability benefits at that time on behalf of one of the applicable governmental agencies. Disability determinations by governmental agencies other than those listed above, including, but not limited to, worker’s compensation insurance or the administration or enforcement of the Rehabilitation Act of 1973, as amended, or the Americans with Disabilities Act of 1990, as amended, will not entitle a stockholder to the terms available for the repurchase of shares. Repurchase requests following an award by the applicable governmental agency of disability Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge, as the case may be, or such other documentation issued by the applicable governmental agency that the Company deems acceptable and demonstrates an award of the disability benefits. As the following disabilities generally do not entitle a worker to Social Security or related disability benefits, they will not qualify as a “disability” for purposes of the Share Repurchase Program: (a) disabilities occurring after the legal retirement age; (b) temporary disabilities; and (c) disabilities that do not render a worker incapable of performing substantial gainful activity. However, where a stockholder requests the repurchase of shares due to a disability and the stockholder does not have a disability that meets the definition described above, but is subject to similar circumstances, the Company’s board of directors may repurchase the stockholder’s shares, in its sole discretion.

(3)	The purchase price per share for shares redeemed upon the death or disability of a stockholder will be equal to the average issue price per share for all of the stockholder’s shares.
(4)
For purposes of the Share Repurchase Program, the “Estimated Value per Share” equals the most recently disclosed Estimated Value per Share, which is determined by the Company’s board of directors, based on periodic valuations by independent third-party appraisers and qualified independent valuation experts selected by the Company’s advisor.

The purchase price per share for shares repurchased pursuant to the Share Repurchase Program will be further reduced by the aggregate amount of net proceeds per share, if any, distributed to the Company’s stockholders prior to the repurchase date as a result of the sale of one or more of the Company’s assets that constitutes a return of capital distribution as a result of such sales.

Repurchases of shares of the Company’s common stock will be made quarterly upon written request to the Company at least 15 days prior to the end of the applicable quarter. Repurchase requests will be honored approximately 30 days following the end of the applicable quarter (the “Repurchase Date”). Stockholders may withdraw their repurchase request at any time up to three business days prior the Repurchase Date.

The Company cannot guarantee that the amounts allocated for the Share Repurchase Program will be sufficient to accommodate all repurchase requests made in any quarter. In the event that the Company does not have sufficient funds available to repurchase all of the shares of the Company’s common stock for which repurchase requests have been submitted in any quarter, priority will be given to redemption requests in the case of the death or disability of a stockholder. If the Company repurchases less than all of the shares subject to a repurchase request in any quarter, with respect to any shares which have not been repurchased, the requesting stockholder may (1) withdraw the request for repurchase or (2) ask that the Company honor the request in a future quarter, if any, when such repurchases can be made pursuant to the limitations of the Share Repurchase Program and when sufficient funds are available. Such pending requests will be honored among all requests for redemptions in any given redemption period as follows: first, pro rata as to redemptions sought upon a stockholder’s death or disability; and, next, pro rata as to other redemption requests.

The Company is not obligated to repurchase shares of the Company’s common stock under the Share Repurchase Program, and in no event shall the shares redeemed in any calendar year exceed 5% of the weighted average number of shares of the Company’s common stock outstanding during the prior calendar year. The value of the shares repurchased pursuant to the Share Repurchase Program shall not exceed $2 million during the quarter beginning July 1, 2015, with each subsequent quarter not to exceed $1 million. There is no fee in connection with a repurchase of shares of the Company’s common stock.

In addition, the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Share Repurchase Program at any time upon 30 days’ notice to the Company’s stockholders if it determines that the funds available to fund the Share Repurchase Program are needed for other business or operational purposes or that amendment, suspension or termination of the Share Repurchase Program is in the best interest of the Company’s stockholders. Therefore, stockholders may not have the opportunity to make a repurchase request prior to any potential termination of the Share Repurchase Program.